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[CREDIT ACCEPTANCE LOGO]

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        www.creditacceptance.com
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                             DATE:  JUNE 2, 2003


                                    INVESTOR RELATIONS:  DOUGLAS W. BUSK
                                                         CHIEF FINANCIAL OFFICER
                                                         (248) 353-2700 EXT. 432
                                                         IR@creditacceptance.com


                                         NASDAQ SYMBOL:  CACC

                           CREDIT ACCEPTANCE ANNOUNCES
                               OPERATIONAL CHANGES

SOUTHFIELD, MICHIGAN JUNE 2, 2003 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:CACC) Credit Acceptance announced today that effective June 30, 2003 loan originations would cease in Canada and the United Kingdom. The Company believes this decision will benefit shareholders as capital currently invested in both countries can be redeployed at higher returns in the U.S. and management will be able to focus all of its resources on the U.S. operation. The Company will continue to service both loan portfolios and cash flows from the portfolios will continue to be apportioned between the Company and its dealer-partners in accordance with servicing agreements in place.

The Company's results for the second quarter will include a non-recurring charge of approximately $11.1 million pre-tax ($7.2 million after-tax or $0.17 per diluted share) for asset impairment and accrued expenses related to the change in status of the operations. This write-off is primarily the result of two factors.

First, under current accounting rules, the assets of a business being liquidated are required to be evaluated for impairment using different criteria than used for continuing operations. The Company's largest asset in both Canada and the United Kingdom consists of advances to dealer-partners that are secured by portfolios of automobile loans. Under Generally Accepted Accounting Principles, in the case of a business being liquidated, the investment in advances is considered impaired if the expected net cash flows (cash flows net of servicing expenses and payments due dealers under servicing agreements) are less than the carrying amount of the advances. In contrast, for continuing operations, servicing expenses do not enter the impairment calculation.

Second, in analyzing expected cash flows, the Company is currently using lower collection rate assumptions than were used before the decision to liquidate. These lower collection rates reflect uncertainties (such as potentially higher United Kingdom turnover or reduced morale) in the servicing environment that may arise as a result of the decision to liquidate. Because of the lower collection rates and the different accounting rules that apply to businesses being liquidated, the United Kingdom advances were determined to be impaired. Since Canadian loans are serviced in the United States, no change in assumptions was made in evaluating the cash flows related to Canada and the advances in Canada are not considered impaired.

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As a result of the decision to liquidate the United Kingdom portfolio (and the resulting classification of the United Kingdom advances as impaired), the Company is required to write down the carrying value of the advances to the present value (the Company has utilized a discount rate of 13%) of future cash flows less estimated future servicing expenses and payments due dealer-partners under servicing agreements. The write down includes approximately $7.0 million, which is the present value of the estimated future servicing expenses, which historically were required to be expensed as incurred. In addition, the change in estimated collection rates reflecting the more uncertain servicing environment reduced the Company's estimated discounted future cash flows by approximately $3.2 million. The $11.1 million pre-tax charge for the quarter is therefore comprised of the $7.0 million in accrued servicing expenses, $3.2 million related to the reduction in forecasted collection rates, and also approximately $900,000 related to the write-off of certain fixed assets and employee severance costs.

The amount of capital invested in these operations as of April 30 was approximately $63 million reflecting the value of the advance balances plus other assets less other liabilities. The $7.2 million after-tax charge will reduce the amount of this investment to approximately $56 million. If current estimates of future cash flows prove to be accurate, approximately $59 million will be reinvested in the U.S. operation. It is expected that approximately 60% of this amount will be recovered within one year, 90% within two years, and the remainder within three years.

Description of Credit Acceptance Corporation

Credit Acceptance is a financial services company specializing in products and services for a network of automobile dealer-partners in North America and Europe. Credit Acceptance provides participating dealer-partners with financing sources for consumers with limited access to credit by offering "guaranteed credit approval". The Company delivers credit approvals through the internet. Other services include marketing, sales training and a wholesale purchasing cooperative. Through its financing program, Credit Acceptance helps consumers change their lives by providing an opportunity to strengthen and reestablish their credit standing by making timely monthly payments. Credit Acceptance is publicly traded on NASDAQ under the symbol CACC. For more information, visit www.creditacceptance.com.